AMENDMENT TO
                            DEATH BENEFITS AGREEMENT




           National Fuel Gas Company ("Company"), by action of its Board of Directors at its September 15, 1993 meeting, authorized the president of the Company to amend certain existing executive benefit agreements to reflect compensation that has been or will be provided under the Company's Annual At Risk Compensation Incentive Program ("AARCIP"). Accordingly, the Company, and Bernard J. Kennedy ("Executive"), do hereby amend the death benefit agreement, dated August 28, 1991 respecting the Executive, which was previously executed by the parties hereto ("Agreement"), as follows:

           1. The last two sentences of Article II, paragraph (a) of the Agreement are hereby amended to read as follows:

                    "Then, the Policies shall pay to the beneficiary or beneficiaries of the Executive or any successor owner he has designated thereunder ("Beneficiary") (i) 72 times the base monthly salary provided by the Company to the Executive ("Base Monthly Salary") at the time of Executive's death, plus six times the most recent annual award to the Executive under the Company's Annual At Risk Compensation Incentive Program ("AARCIP"), if the Executive dies while employed by the Company, or (ii) 72 times the Base Monthly Salary for the month prior to the Executive's commencement of retirement, plus six times the most recent annual award to the Executive under the AARCIP. If the payments from the Policies

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                    hereunder are not sufficient to pay the above amounts in
                    full, Policy 4 (as described in Article III) and Policy 5 (as described in an addendum to the Agreement) shall pay the difference to the Beneficiary."

           2. Article II, paragraph (c) is amended and restated to read as follows:

                    "An example of the Company's recovery from the Policies' proceeds hereunder is as follows. If the Company had paid a total of $650,000 in premiums on the Policies, at the time Executive died, and the Policies paid death benefits of $6,500,000, the Company would first recover its $650,000.
                    Then if the Executive's salary were $60,000.00 per month, Beneficiary would receive 72 times that amount, or $4,320,000. And, if the most recent award to the Executive under the AARCIP were $250,000, Beneficiary would receive six times that amount, or $1,500,000. Then, Company and Beneficiary would share the $30,000 excess equally. ($6,500,000 - $650,000 - $4,320,000 - $1,500,000 = $30,000.)
                    Thus, the Company would recover $650,000 plus $15,000, or $665,000 in total, and the Beneficiary would receive $15,000 in addition to the $5,820,000 death benefit provided for in paragraph (a)."

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           In all other respects,  the Agreement,  and subsequent  amendments or addenda thereto, shall remain unchanged.

           In WITNESS WHEREOF, the parties hereto have executed this amendment at Buffalo, New York, on the 15th day of March, 1994.



                                     NATIONAL FUEL GAS COMPANY



/s/ Robert J. Dauer                  By: /s/ Bernard J. Kennedy
-------------------                     ---------------------------------
Witness                                 Bernard J. Kennedy
                                        President, Chief Executive Officer
                                        and Chairman of the Board of Directors





/s/ Robert J. Dauer                  By: /s/ Bernard J. Kennedy
-------------------                     ---------------------------------
Witness                                 Bernard J. Kennedy